UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2042 Corte Del Nogal, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

(760) 918-9165

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2021, we amended our bylaws to add a new Section 7.08, pertaining to forum selection, to read in full as follows: “Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

Item 8.01 Other Events.

On May 17, 2021, our Board elected Tariq Arshad as our Senior Vice President and Chief Medical Officer. This is a newly-created position.

Mr. Arshad was previously Global Head of Medical Affairs and Clinical Research with Becton Dickinson Biosciences (2019-2021), Head of Medical Affairs, Immunology, Global Markets for Sanofi Genyzyme (2018-2019) and Chief Medical Officer, Head of Clinical Research and Medical Affairs for Humanigen, Inc. (2016-2018). Before then, he held medical leadership positions with XOMA Corporation, Genentech, Inc., Merck & Co., Inc. and Pfizer Inc. Mr. Arshad is a medical doctor with a specialization in oncology and also holds a M.B.A. degree. Mr. Arshad is currently 51 years old.

Mr. Arshad’s compensation will include a salary at a rate of $400,000 per annum, plus a 40% bonus opportunity (plus a $25,000 sign-on bonus). He has been awarded 100,000 stock options, with a $1.80 exercise price per share and a scheduled 10-year term, vesting over 3 years in 3 equal annual installments from a vesting commencement date of May 17, 2021 (subject to his continuation of service through such respective vesting dates). Also, upon satisfactory completion of Mr. Arshad’s first 90 days of employment, our management will recommend to our Compensation Committee and Board that he receive another 300,000 stock options. (It is understood that the ability to grant any such additional options would be subject to approval, at our July 15, 2021 Annual Meeting of Stockholders, of the proposal to expand our 2020 Stock Incentive Plan.)

Also, if (after the first 90 days of his employment), his employment is terminated without “Cause” or he resigns for “Good Reason,” he will be entitled to six months of severance (provided he gives a general release of all claims in favor of the Company and its related persons).

There is no arrangement or understanding between Mr. Arshad and any other persons or entities pursuant to which he was elected as our Senior Vice President and Chief Medical Officer.

Since the beginning of our last fiscal year, there have been no reportable transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which Mr. Arshad, or any member of his immediate family, had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: May 17, 2021	By:	/s/ Michael S. Poirier
Michael S. Poirier, President and Chief Executive Officer